REPRODUCTION OF EXHIBIT 4.1

NUMBER

SHARES

STOCK CERTIFICATE ORDER FORM

If you wish to order additional blank stock certificates, Spiegel & Utrera, P.A. offers 15 blank customized stock certificates with your corporation name printed thereon for $25.00 plus $5.95 for shipping and handling. You may also order completed customized stock certificates with the individual stockholder's name printed thereon for $9.95 plus $5.95 for shipping and handling for the first stock certificate and $4.95 each additional stock certificate plus shipping. For the individual stock certificate, provide the following information for each shareholder

Shareholder's name:

 Stock issuance date:

Number of shares:

 If necessary, list additional shareholders, number of shares and stock issuance date on a separate sheet of paper.

Remit check or money order payable to Spiegel & Utrera, P.A. and mail to P.O. Box 450605, Miami, Florida 33245-0605 or you may pay with VISA, MasterCard, American Express, Discover, or Diners Club. If you wish to pay with a credit card, please complete the information below and mail or fax this form to Spiegel & Utrera, P.A., P.O. Box 450605, Miami, Florida 33245-0605, Fax Number: (305) 857-3700. Or place your order online at www.amerilawyer.com/certificates

Credit Card:

 Visa

 MasterCard

American Express

Discover

Diners Club

Credit Card number:

 Expiration Date:

Name on Credit Card: _____________

Billing Address of Credit Card:

 Total: US$

Authorized

Signature:

Address to be shipped to: ___________________________________________________________________________

Spiegel & Utrera, P.A. does not recommend the issuance of additional stock certificates without a legal consultation relating to investments in corporations, securities laws, and stock subscription agreement. For more information call Spiegel & Utrera, P.A. General Counsel Club (8001 734-9900